P&F INDUSTRIES REPORTS IMPROVED RESULTS FOR THE THREE-MONTH

PERIOD ENDED MARCH 31, 2012

MELVILLE, N.Y., May 10, 2012 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the three-month period ended March 31, 2012.

P&F Industries, Inc. is reporting revenue from continuing operations of $14,317,000 for the three-month period ended March 31, 2012, compared to $13,453,000 for the same period in 2011. Additionally, for the three-month period ended March 31, 2012 the Company is reporting after-tax income from continuing operations of $715,000, compared to $479,000 for the same period in 2011.

The Company reported basic and diluted earnings per common share of:

	For the three month period ended March 31,
	2012	2011

Basic earnings per common share
Continuing operations	$0.20	$0.13
Discontinued operations	---	---
Net income per common share	$0.20	$0.13

Diluted earnings per common share
Continuing operations	$0.19	$0.13
Discontinued operations	---	---
Net income per common share	$0.19	$0.13

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “Despite sluggish economic conditions, I am pleased to report that P&F’s first quarter of 2012 performance exceeded those reported in the same period last year. Among other things, when compared to the first quarter of 2011, first quarter consolidated revenue increased 6.4%, and income from continuing operations improved by 49%. Further, diluted earnings rose to nineteen cents per share, from thirteen cents per share.” Mr. Horowitz added “The Company intends to continue to focus its attention on improving overall operating results, which we believe should enhance shareholder value.”

The Company is reporting first quarter 2012 revenue of $9,672,000 at its Continental Tool group, compared to $9,720,000 for the same period in 2011. Florida Pneumatic’s revenue was $5,417,000, compared to $5,574,000 reported during the same period in 2011. During the first quarter of 2012, Florida Pneumatic continued its growth in the higher gross margin, industrial/catalog sector. As a result, revenue from this sector in the first quarter of 2012 was $2,009,000, compared to $1,545,000 during the same period in 2011. Florida Pneumatic’s revenue at its automotive line was $305,000 during the first quarter of 2012, compared to $271,000 in the same period in the prior year. Revenue, from its Berkley, air filters and OEM lines, during the first quarter of 2012 in the aggregate increased to $643,000, from $546,000 in the first quarter of 2011. However, first quarter of 2012 revenue from its major retail customer was $2,460,000, compared to $3,212,000 in the same period in 2011. The Company notes that this decline was due primarily to an initial roll-out during the first quarter of 2011 to a retail partner of this major customer, which did not repeat during the first quarter of 2012.

When comparing the first quarter of 2012 to 2011, Hy-Tech, which focuses on the industrial sector of the pneumatic tools market, increased its revenue to $4,255,000 from $4,146,000. Revenue from its major customer improved to $1,095,000, from $594,000 during the first quarter of 2011. However, revenue from the sale of its ATP product line declined to $2,624,000 during the first quarter of 2012, from $2,926,000 in the same period in 2011. Revenue during the first quarter of 2012 from its Hy-Tech machine product line, which primarily focuses on mining, construction and industrial manufacturing markets, was $403,000 compared to $512,000 in 2011.

P&F’s Countrywide Hardware group, which consists exclusively of Nationwide Industries, is reporting first quarter 2012 revenue of $4,645,000, compared to $3,733,000 reported during the same period in 2011. Revenue from the fence and gate hardware product line increased to $3,078,000, from $2,402,000, when comparing the first quarter of 2012 to 2011. Despite ongoing weak market conditions, particularly in the recreational vehicle and modular home markets during the first quarter of 2012, it increased its kitchen and bath product line revenue to $846,000, from $760,000 in the same period the prior year. Additionally, revenue from its OEM product line improved to $433,000 from $367,000, when comparing the first quarter of 2012 and 2011. Lastly, during the first quarter of 2012, Nationwide was able to increase revenue at its patio product line to $288,000, from $204,000 in the same period in 2011. The Company noted that, with respect to its fence and gate hardware product line, it intends to continue to focus its attention on new product development and market expansion.

Gross margins in the Tools segment for the three-month period ended March 31, 2012 increased to 39.6% from 38.2% for the three-month period ended March 31, 2011. Gross profit for this segment increased $121,000. Specifically, when comparing the three-month periods ended March 31, 2012 and 2011, Florida Pneumatic’s gross margin increased 1.5 percentage points, with gross profit improving $29,000, while Hy-Tech’s gross margin increased 1.1 percentage points, with gross margin improving $92,000. The improvement in gross margin at Florida Pneumatic is primarily due to greater revenue during the first quarter of 2012 in its higher margin industrial and catalog product lines, compared to the same period in 2011. The improvement in gross margin at Hy-Tech is the result of product mix, as well as its reduced cost of manufacturing.

Gross margin at the Company’s Hardware segment for the three-month period ended March 31, 2012 increased to 38.3%, from 37.8% during the same period in the prior year. The 0.5 percentage point improvement in gross margin was due primarily to product mix. Gross profit increased to $1,779,000 during the first quarter of 2012, from $1,412,000 during the same period in 2011, due primarily to increased revenue during the first quarter of 2012 compared to the same period in 2011.

During the first quarter of 2012, P&F’s selling, general and administrative expenses were $4,731,000, compared to $4,423,000, for the same three-month period in 2011. Significant line items contributing to the increase include: (i) an increase of $256,000 in compensation, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits, (ii) variable expenses, which includes commissions, freight out, travel and entertainment and advertising costs increased an aggregate amount of $88,000, primarily the result of improved revenue, (iii) an increase in our professional fees of $52,000, and (iv) an increase in our depreciation and amortization expense of $28,000. These increases were partially offset by, among other things, reductions in warranty, and certain promotional expenses which, in the aggregate were $86,000.

Interest expense during the first quarter of 2012 was $142,000, compared to $221,000 for the same period in the prior year. The most significant item affecting interest expense this quarter was a reduction in our short term revolver borrowings during the comparative three-month periods ending March 31, 2012 and 2011. The average balance of short term borrowings during the first quarter of 2012 was $6,120,000, compared to $9,996,000 during the same three-month period in 2011. As a result, interest expense attributable to short term borrowing decreased to $47,000 during the first quarter of 2012, from $104,000, incurred during the first quarter of 2011. In 2011, we repaid the balance owed on our debt obligation to the sellers of Hy-Tech. As a result of the aforementioned, there was no interest expense attributable to this debt in the first quarter of 2012, compared to $11,000 in the first quarter of 2011. Further, during 2011, we repaid $500,000 of subordinated loans owing to an unrelated third party, resulting in an interest savings of $10,000.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, May 10, 2012, at 11:00 A.M., Eastern Time to discuss its first quarter of 2012 results and other developments relating to the Company. Investors and other interested parties can listen to the call by dialing 866-337-6663, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about May 11, 2012.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as kitchen and bath hardware, fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. These risks could cause the Company’s actual results for the 2012 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands $)	March 31, 2012	December 31, 2011
	(Unaudited)	(Audited)
Assets
Cash	$578	$443
Accounts receivable - net	7,808	6,327
Inventories - net	17,896	18,588
Deferred income taxes - net	512	512
Prepaid expenses and other current assets	588	454
Assets of discontinued operations	23	23

Total current assets	27,405	26,347

Net property and equipment	10,956	10,766
Goodwill	5,150	5,150
Other intangible assets - net	2,050	1,950
Deferred Income taxes – net	1,595	1,595
Other assets – net	715	778
Total assets	$47,871	$46,586

Liabilities and Shareholders’ Equity
Short-term borrowings	$6,324	$5,648
Accounts payable	2,455	2,229
Other accrued liabilities	2,688	3,338
Liabilities of discontinued operations	24	24
Current maturities of long-term debt	1,115	1,039

Total current liabilities	12,606	12,278

Long-term debt, less current maturities	5,064	4,861
Liabilities of discontinued operations	289	292

Total liabilities	17,959	17,431

Total shareholders' equity	29,912	29,155

Total liabilities and shareholders' equity	$47,871	$46,586

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

	Three months ended March 31,
(In thousands, except per share data)	2012	2011
	(Unaudited)	(Unaudited)
Net revenue	$14,317	$13,453
Cost of sales	8,706	8,330
Gross profit	5,611	5,123
Selling, general and administrative expenses	4,731	4,423
Operating income	880	700
Interest expense – net	142	221
Income before income taxes	738	479
Income tax expense	23	----
Income from continuing operations	715	479

Loss from discontinued operations (no tax benefits for the three-month periods ended March 31, 2012 and 2011)	(9)	(17)

Net income	$706	$462

Basic earnings per share:
Continuing operations	$0.20	$0.13
Discontinued operations	--	---
Net income per share	$0.20	$ 0 .13

Diluted earnings per share:
Continuing operations	$0.19	$0.13
Discontinued operations	--	---
Net income per share	$0.19	$ 0 .13

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